Exhibit 99.1

ENERGYTEC ANNOUNCES MANAGEMENT ALIGNMENT;

ESTABLISHES INCENTIVES FOR PRODUCTION, INCOME GROWTH

DALLAS, Texas, December 22, 2005—Energytec, Inc. (OTC: EYTC) announced several management appointments and a new alignment for its operations for 2006. Frank W Cole will continue to serve as Chairman, Chief Executive Officer and Chief Financial Officer. Mr. Cole will focus on acquisitions and divestitures, corporate strategy, corporate financial opportunities and investor and investment banking relations. Ms. Jo Jackson, formerly Business Manager and Assistant Corporate Secretary, will become the Executive Assistant to the Chairman and Assistant Corporate Secretary.

Other appointments are Don Lambert, President and Chief Operating Officer, Dorothea Krempein, Vice President-Finance and Chief Accounting Officer and Paul Willingham, Vice President-Controller. Mr. Lambert had been Executive Vice President and COO since November 2004. He joined the Company in 2002. He has been in the oil and gas business in various management and advisory positions for over 30 years. Ms. Krempein had been Vice President and Chief Accounting Officer. Mr. Willingham had been Controller, a position that has now become an officer’s position, as the Company prepares for its first full year as a fully reporting public company under the new Sarbanes-Oxley requirements. Both Ms. Krempein and Mr. Willingham joined the Company in February 2005 have been instrumental in the conversion to the new accounting and financial management system that has been under development for most of this year.

As previously announced, Cary Dukes has become the General Manager-Field Operations and will lead a staff of District Managers who will collectively seek significant new levels of production and oil and gas revenues for 2006. The Company is currently completing its own top-to-bottom operational review and has also commissioned an independent petroleum engineering firm to prepare the 2005 Reserve Report as well as integrate its own findings into the Company’s operational review.

The Board awarded the senior management team and senior staff stock options on a total of 2,000,000 shares at an option price of $4.50 per share. Chairman Cole said, “This will make sure that the management and the staff will drive the Company’s growth and development. Considering the recent price of the Company’s common stock, this is a bold commitment on the part of the people who will take this Company to higher levels of performance and profitability. This does not cost the Company any money and sets an example of what our own people believe the real value of the Company can be with the assets and opportunities we now have.”

“The options are forfeitable and not transferable,” Chairman Cole continued. You have to be here and you have to be a significant contributor to see any value from these options. But I believe this group of people can make it happen.”

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Energytec, Inc. – December 22, 2005

ABOUT ENERGYTEC

Energytec, Inc. is a growing independent oil and gas company based in Dallas, Texas principally engaged in acquisition and development of mature fields with established oil and gas reserves that have declined in production yet still possess significant remaining upside exploitation potential. Its operations are focused primarily in four areas of Texas (Northeast, East, Central and South Central) and secondarily in Wyoming in the Big Horn Oil Field, where it is undertaking a significant thermal recovery project. Energytec has increased production and reserves on the properties it owns and intends to continue to increase production and reserves on those properties, as well as new acquisitions, through drilling new wells, and implementing other development programs such as workovers and secondary recovery operations. The Company maintains a website at www.energytec.com. For further information, call Frank W Cole, Chairman of Energytec, at 972-789-5136 or email the Company at energytec@energytec.com.

The statements in this document concerning management’s plans and objectives including those related pursuing significant new levels of production and oil and gas revenues for 2006 and the future performance of the management team constitute forward-looking statements pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These statements involve risk and uncertainties that could cause actual results to differ materially from those set forth in these statements. Factors which could cause or contribute to such differences include, but are not limited to the ability to obtain drilling permits and the ability to utilize our own equipment and manpower or to procure third party services to drill exploratory and development wells and to complete workovers in order to increase production levels; the ability to raise capital sufficient to accomplish drilling and completion goals of management; economic factors which could affect demands for oil and natural gas as well as commodity prices; factors detailed in the Company’s Report to Shareholders; down-turns in the Company’s primary markets; disruption to the Company’s operations from acts of god or extended maintenance; and production and transportation difficulties. The realization of any of these risk factors would significantly impact any growth anticipated by management. Accordingly no assurance can be given that events or results mentioned in any such forward-looking statements will in fact occur. Energytec, Inc. assumes no obligation to update this information.